Free Writing Prospectus
Dated March 19, 2018
Filed Pursuant to Rule 433
Registration No. 333-223764

March 2018 NASDAQ - GS: SFNC Subordinated Debt Offering

2 Disclosure This presentation has been prepared by Simmons First National Corporation (“Simmons” or the “Company”) solely for informational purposes based on its own information, as well as information from public sources . This presentation has been prepared to assist interested parties in making their own evaluation of the Company and does not purport to contain all of the information that may be relevant or material to an interested party’s investment decision . In all cases, interested parties should conduct their own investigation and analysis of the Company, the information set forth in this presentation, included or incorporated by reference into the prospectus supplement, and other information provided by or on behalf of the Company . This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of the Company by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation . Neither the Securities and Exchange Commission (SEC) nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation . Any representation to the contrary is a criminal offense . Securities of the Company are not deposits or insured by the FDIC or any other agency . Except as otherwise indicated, this presentation speaks as of the date hereof . The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof . Certain of the information contained herein may be derived from information provided by industry sources . The Company believes that such information is accurate and that the sources from which it has been obtained are reliable . The Company cannot guarantee the accuracy of such information, however, and has not independently verified such information . The Company has filed a shelf registration statement (including a prospectus) (File No . 333-223764) and a preliminary prospectus supplement with the SEC, for the offering to which this communication relates . Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement, and other documents the Company has filed with the SEC, that are incorporated by reference into the preliminary prospectus supplement, for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov or by visiting the Company’s website at www . simmonsbank . com . Alternatively, copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained by contacting Sandler O’Neill + Partners, L . P . , 1251 Avenue of the Americas, 6 th Floor, New York, New York 10020 , or by phone at 1 - 866 - 805 - 4128 .

Forward-Looking Statements and Non-GAAP Financial Measures

Certain statements contained in this presentation may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "anticipate," "estimate," "expect," "foresee," "believe," "may," "might," "will," "would," "could" or "intend," future or conditional verb tenses, and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to the Company's future growth, revenue, assets, asset quality, profitability and customer service, critical accounting policies, net interest margin, non-interest revenue, market conditions related to the Company's common stock repurchase program, allowance for loan losses, the effect of certain new accounting standards on the Company's financial statements, income tax deductions, credit quality, the level of credit losses from lending commitments, net interest revenue, interest rate sensitivity, loan loss experience, liquidity, capital resources, market risk, earnings, effect of pending litigation, acquisition strategy, legal and regulatory limitations and compliance and competition.

These forward-looking statements involve risks and uncertainties, and may not be realized due to a variety of factors, including, without limitation: changes in the Company's operating or expansion strategy or the Company's ability to successfully execute such strategy, the effects of future economic conditions, governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates and their effects on the level and composition of deposits, loan demand and the values of loan collateral, securities and interest-sensitive assets and liabilities; the costs of evaluating possible acquisitions and the risks inherent in integrating acquisitions; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; the failure of assumptions underlying the establishment of reserves for possible loan losses, fair value for covered loans, covered other real estate owned and FDIC indemnification asset; and those factors set forth under Item 1A. Risk Factors of the Company's Annual Report on Form 10-K for the year ended December 31, 2017, and other cautionary statements set forth elsewhere in the Company's filings with the U.S. Securities and Exchange Commission. Many of these factors are beyond the Company's ability to predict or control. In addition, as a result of these and other factors, the Company's past financial performance should not be relied upon as an indication of future performance. The Company believes the expectations reflected in its forward-looking statements are reasonable, based on information available to the Company on the date hereof. However, given the described uncertainties and risks, the Company cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and all written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by this section. Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.

Non-GAAP Financial Measures

This document contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). The Company's management uses these non-GAAP financial measures in their analysis of the company's performance. These measures typically adjust GAAP performance measures to include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the company's core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Non-GAAP financial measures in this presentation include, without limitation: Core ROA, Core ROTCE, Core EPS, Core Diluted EPS, Core NIM, Efficiency ratio, Core Non-Interest Income to Revenue, Pre-Tax Income (Core), Tangible Common Equity to Tangible Assets ratio, Core ROAA and Core ROATCE. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is set forth in the Appendix to this presentation.

3

Term Sheet (1) A rating is not a recommendation to buy, sell or hold securities . Ratings may be subject to revision or withdrawal at any time by the assigning rating organization . Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating . Proposed Offering 4 ISSUER PRINCIPAL AMOUNT SECURITY COUPON STRUCTURE REDEMPTION TERM COVENANTS USE OF PROCEEDS ▪ Simmons First National Corporation (NASDAQ - GS: SFNC) ▪ $300,000,000 ▪ Subordinated Notes ▪ 5 - year fixed rate; 5 - year floating rate ▪ Consistent with regulatory requirements for Tier 2 Capital ▪ 5 - year non - call period; callable at par thereafter ▪ 10 years / 2028 ▪ Pay off approximately $222 million in senior debt and TruPS ▪ Remainder to be used for general corporate needs SECURITY RATING (1) ▪ KBRA: BBB ▪ Sandler O’Neill + Partners, L.P. ▪ Keefe, Bruyette & Woods, Inc. ▪ Stephens Inc. LEAD BOOKRUNNING MANAGER JOINT BOOKRUNNERS

Market Cap $2.8B P / E (2018E) (2) 12.9 x P / B 126.0% P / TBV 231.4% Assets $15.1B Loans $10.8B Deposits $11.1B NPAs / Assets 0.57% CET1 9.80% Tier 1 Leverage 9.21% Total Risk - Based Capital 11.35% ROA 0.92% Core ROA 1.18% ROTCE 11.26% Core ROTCE 14.28% (1) As of December 31, 2017 except market capitalization and closing price of $30.00 used to calculate forward P / E ratio, which is as of March 13, 2018. (2) Based upon the Company’s five analyst consensus EPS for 2018 of $2.33. EPS estimates adjusted for stock split. Note: Core excludes non - core income and expense items (e.g. merger related cost and branch rightsizing cost). Core results are non - G AAP measurements. See Appendix for non - GAAP reconciliations. 5 Company Profile (1) BRANCHES BY STATE Tennessee Oklahoma Texas Arkansas Colorado Missouri Kansas 82 44 3 7 27 17 20 Total 200 TICKER: SFNC (NASDAQ - GS) Founded Footprint 1903 7 States OVERVIEW

(1) For fiscal year 2017. (2) Data obtained from FICO score update as of October 24, 2017. (3) Includes Southwest Bank trust assets. 6 Non - Banking Business Units (1) ▪ $185 million nationwide credit card portfolio ▪ Loan yield (including fees) over 13.6% ▪ History of excellent credit quality (1.61% net charge - off ratio in 2017) ▪ 775 – Average credit score of Simmons card holder. TRUST (3) ▪ $5.2 billion in trust assets ($3.1 billion AUM) ▪ Profit margin: ~35% ▪ Growing investment management business INVESTMENTS ▪ Retail Group: $1.4 billion AUM – $200 million in fee - based / advisory assets INSURANCE (EMPLOYEE BENEFITS & LIFE) ▪ Revenue: $3.0 million ▪ Profit margin: ~24% ▪ Mortgage Originations: $563.6 million ▪ 73.5% Purchase vs. 26.5% Refinance CREDIT SCORE RANGE % TOTAL CREDIT CARD HOLDERS (2) 850 - 800 799 - 740 739 - 670 669 - 580 579 - 300 0.4% 4.4% 18.7% 34.3% 42.2%

$0.14 $0.16 $0.18 $0.20 $0.22 $0.24 $0.27 $0.29 $0.31 $0.34 $0.37 $0.38 $0.38 $0.38 $0.38 $0.40 $0.42 $0.44 $0.46 $0.48 $0.50 $0.60 $- $0.15 $0.30 $0.45 $0.60 $0.75 Note: Per share information has been adjusted to reflect the effects of the Company’s two - for - one stock split, which occurred on February 8, 2018. (1) Based on December 31, 2017 closing stock price of $28.55 (2) FY2017 EPS of $1.33. (3) FY2017 Core EPS of $1.70, excludes non - core income and expense items and is a non - GAAP measurement. See Appendix for non - GAAP re conciliations . (4) Projected 2018 dividends are based on the $0.15 quarterly cash dividend declared in January 2018. All future dividends are s ubj ect to approval by the Company’s board of directors. 7 109 Years of Consistent Dividend History (4) PROJECTED Current Yield but as of 12/31 2017 Dividend Yield⁽¹⁾ 1.8% 2017 Dividend Payout Ratio GAAP Earnings⁽²⁾ 37.6% Core Earnings⁽³⁾ 29.4%

(1) Deal ratios as of closed date. Source: S&P Global Market Intelligence. (2) Metropolitan was acquired from Section 363 Bankruptcy. (3) Estimated system conversion dates. 9 Acquisitions Since 2013 $ in millions System Total Trust Purchase Price / Estimated Bank Announced Closed Conversion Assets AUM Price⁽¹⁾ Earnings⁽¹⁾ Book Value⁽¹⁾ TBV⁽¹⁾ Cost Savings Metropolitan National Bank⁽²⁾ Sep-13 Nov-13 Mar-14 920$ 370$ 54$ 12.5 x 88% 89% 40% Delta Trust & Bank Mar-14 Aug-14 Oct-14 420 815 67 14.9 x 153% 157% 35% First State Bank May-14 Feb-15 Sep-15 1,915 - 272 12.2 x 167% 170% 20% Liberty Bank May-14 Feb-15 Apr-15 1,065 - 213 12.1 x 191% 198% 25% Trust Company of the Ozarks Apr-15 Oct-15 Jan-16 15 1,000 24 NA NA NA 15% Citizens National Bank May-16 Sep-16 Oct-16 585 200 82 18.0 x 130% 130% 25% Hardeman County Investments Nov-16 May-17 Sep-17 462 - 71 17.4 x 138% 179% 30% Southwest Bancorp, Inc (OKSB)⁽³⁾ Dec-16 Oct-17 May-18 2,468 - 532 24.7 x 180% 190% 35% First Texas BHC, Inc.⁽³⁾ Jan-17 Oct-17 Feb-18 2,019 430 461 23.2 x 192% 228% 32% 2013 – 2014 Consolidated eight charters to one National to State Charter Conversion (Fed Member Bank) 2015 2016 2017

10 Management Bios George Makris Chairman & Chief Executive Officer, Simmons First National Corporation 5 years with Company Marty Casteel Chairman & Chief Executive Officer, Simmons Bank 30 years with Company George Makris, Jr . was elected to the Simmons Bank Board of Directors in 1997 and named Chairman and Chief Executive Officer of Simmons First National Corporation in 2014 . While serving as CEO of Simmons First National Corporation, Mr . Makris has overseen the acquisition of more than 10 financial institutions . Previously, Mr . Makris worked with M . K . Distributors, Inc . starting in 1980 and served as President from 1985 to 2012 . Mr . Makris was on the Board of Directors of Pine Bluff, Arkansas’s National Bank of Commerce from 1985 to 1996 and served as Chairman of the Board from 1994 to 1996 . Makris earned a Bachelor of Arts degree in Business Administration from Rhodes College in 1978 and earned an MBA from the University of Arkansas in 1980 . Marty Casteel serves as Senior Executive Vice President of Simmons First National Corporation and Chairman, President and Chief Executive Officer of Simmons Bank . He previously worked as Executive Vice President of Simmons Bank . Casteel brings 40 years of banking expertise in areas such as retail banking, commercial and consumer lending, secondary mortgage lending, and bank administration and operations . Casteel earned a Bachelor of Science in Business Administration and Marketing at the University of Arkansas . He went on to attend various leadership schools, including the ABA Commercial Lending School in 2003 . Bob Fehlman Senior EVP, Chief Financial Officer & Treasurer 30 years with Company Bob Fehlman serves as Senior Executive Vice President, Chief Financial Officer and Treasurer of Simmons First National Corporation . He has more than 30 years of experience with Simmons serving in finance and accounting, as CFO, Treasurer and Controller, and in audit, serving as Audit Manager and IT Auditor . Previously, Mr . Fehlman gained two years of experience with a large regional CPA firm . He received Arkansas Business’ CFO Lifetime Achievement Award and was an Arkansas Business “ 40 Under 40 ” honoree . He also serves as a Simmons First Foundation board member . Mr . Fehlman received a Bachelor of Science in accounting at Henderson State University and earned Certified Risk Professional and Certified Public Accountant accreditations .

11 Management Bios Brad Yaney SVP, Loan Portfolio Analytics 16 years with Company Steve Wade EVP, Chief Credit Officer 17 years with Company Steve Wade serves as Executive Vice President & Chief Credit Officer of Simmons Bank . Mr . Wade has been responsible for the ongoing development of the Bank’s Credit Administration group including modification of its credit policy and credit approval processes to meet the needs of a larger institution engaged in a broader range of lending activities in larger, more economically diverse markets . Additionally, Mr . Wade directs Simmons Bank’s team of Division and Senior Credit Officers, serves as Chairman of the Bank’s Directors Credit and Senior Credit Committees, and as member of its three Division Loan Committees . Prior to Simmons, Mr . Wade served as an executive for a Little Rock - based financial institution and has served in various lending and credit roles in banks in the Little Rock and Memphis markets since 1982 . Mr . Wade is a graduate of Rhodes College in Memphis, Tennessee and holds a J . D . and M . B . A . from the University of Arkansas at Fayetteville . He holds an active license to practice law in Arkansas and is a member of the Arkansas Bar Association . Brad Yaney serves as Senior Vice President managing the Loan Portfolio Analysis Department and related credit risk functions (loan review function, ALLL, concentration management) . Mr . Yaney is responsible for enterprise level credit risk assessment and business unit risk self - assessment as well as overseeing support roles for assisting front line with management of their respective risk assessments . Additionally, Mr . Yaney oversees the methodology, calculation, and reporting of all loan pools relative to the Allowance for Loan & Lease Losses, coordinates the preparation and analysis of loan portfolio stress - testing and report to management on a quarterly basis, and leads bank loan due diligence process along with monitoring and tracking of acquired assets from previous acquisitions . Member of Model Governance Committee, assisting in review of the Model Risk Management Program . Member of Board of Bank OREO Subsidiary Board .

71.2% 67.2% 59.0% 56.3% 55.3% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 2013 2014 2015 2016 2017 23.69% 26.66% 25.36% 33.30% 28.11% 23.77% 23.79% 26.49% 33.16% 27.52% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0% 2013 2014 2015 2016 2017 GAAP Core $4.4 $4.6 $7.6 $8.4 $15.1 $- $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 $14.0 $16.0 $18.0 2013 2014 2015 2016 2017 (1) Efficiency ratio is non - interest expense before foreclosed property expense and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and non - interest revenues, excluding gains and losses from securities transactions and non - core items. See Appendix for non - GAAP re conciliations. Note: Core excludes non - core income and expense items (e.g. merger related cost and branch rightsizing cost). Core results are non - G AAP measurements. See Appendix for non - GAAP reconciliations. 12 Performance Trends TOTAL ASSETS ($ IN BILLIONS) EFFICIENCY RATIO (1) NON - INTEREST INCOME / REVENUE TOTAL LOANS & DEPOSITS ($ IN BILLIONS) $- $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 2013 2014 2015 2016 2017 Loans 10.8$ Deposits 11.1$

$23.2 $35.7 $74.1 $96.8 $92.9 $27.6 $38.7 $89.6 $101.4 $119.0 $- $20.0 $40.0 $60.0 $80.0 $100.0 $120.0 $140.0 2013 2014 2015 2016 2017 GAAP Core 0.64% 0.80% 1.03% 1.25% 0.92% 0.77% 0.86% 1.25% 1.31% 1.18% 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 1.20% 1.40% 2013 2014 2015 2016 2017 GAAP Core (1) Per share information has been adjusted to reflect the effects of the Company’s two - for - one stock split, which occurred on Febru ary 8, 2018. Note: Core excludes non - core income and expense items (e.g. merger related cost and branch rightsizing cost). Core results are non - G AAP measurements. See Appendix for non - GAAP reconciliations. 13 Performance Trends ROA DILUTED EPS (1) NET INCOME ($ IN MILLIONS) ROTCE 6.36% 10.99% 12.53% 13.92% 11.26% 7.54% 11.89% 15.05% 14.56% 14.28% 0.00% 2.00% 4.00% 6.00% 8.00% 10.00% 12.00% 14.00% 16.00% 2013 2014 2015 2016 2017 GAAP Core $0.71 $1.05 $1.31 $1.56 $1.33 $0.84 $1.14 $1.59 $1.64 $1.70 $- $0.20 $0.40 $0.60 $0.80 $1.00 $1.20 $1.40 $1.60 $1.80 2013 2014 2015 2016 2017 GAAP Core

9.2% 8.8% 11.2% 11.0% 9.2% 4.0% 5.0% 6.0% 7.0% 8.0% 9.0% 10.0% 11.0% 12.0% 2013 2014 2015 2016 2017 13.0% 13.4% 16.0% 14.5% 9.8% 3.0% 6.0% 9.0% 12.0% 15.0% 18.0% 2013 2014 2015 2016 2017 14.1% 14.5% 16.7% 15.1% 11.4% 9.0% 10.0% 11.0% 12.0% 13.0% 14.0% 15.0% 16.0% 17.0% 18.0% 2013 2014 2015 2016 2017 7.2% 8.1% 9.3% 9.4% 8.1% 5.0% 6.0% 7.0% 8.0% 9.0% 10.0% 2013 2014 2015 2016 2017 (1) This a non - GAAP measurement. See Appendix for non - GAAP reconciliations. 14 Capital Ratios TIER 1 LEVERAGE RATIO TOTAL RISK - BASED CAPITAL RATIO TIER 1 RISK - BASED CAPITAL RATIO TANGIBLE COMMON EQUITY / TANGIBLE ASSETS (1) Well Cap. 5.0% Well Cap. 8.0% Well Cap. 10.0%

$ in millions (1) As of December 31, 2017 15 Deposits TOTAL DEPOSITS (1) $11.1 billion Non - interest Bearing 24.0% Interest Bearing & Savings 58.6% Time Deposits 17.4% $3,698 $3,861 $6,086 $6,735 $11,093 0.29% 0.24% 0.26% 0.24% 0.36% 0.00% 0.20% 0.40% 0.60% 0.80% $- $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 2013 2014 2015 2016 2017 Deposits ($M) Cost of Deposits

2017 Deposit Market Share

$ in millions

United States				
Rank	Institution (ST)	Branches	Market Deposits	Deposit Market Share
1	Bank of America Corp. (NC)	4,500	$ 1,270,151	11.97%
2	JPMorgan Chase & Co. (NY)	5,176	1,270,118	11.97%
3	Wells Fargo & Co. (CA)	5,960	1,251,852	11.80%
4	Citigroup Inc. (NY)	714	504,431	4.75%
5	U.S. Bancorp (MN)	3,137	329,468	3.11%
6	PNC Financial Services Group (PA)	2,531	257,676	2.43%
7	Toronto-Dominion Bank	1,258	242,644	2.29%
8	Capital One Financial Corp. (VA)	616	220,751	2.08%
9	BB&T Corp. (NC)	2,049	163,093	1.54%
10	SunTrust Banks Inc. (GA)	1,274	162,672	1.53%
77	**Simmons First National Corp. (AR)(1)**	**200**	**11,100**	**0.10%**
	Total For Institutions in Market	**88,648**	**$ 10,609,255**	**100.00%**

Arkansas				
Rank	Institution (ST)	Branches	Market Deposits	Deposit Market Share
1	Arvest Bank Group Inc. (AR)	111	$ 8,453	13.19%
2	Bank of the Ozarks (AR)	82	6,016	9.39%
3	Bank of America Corp. (NC)	19	4,315	6.73%
4	**Simmons First National Corp. (AR)**	**82**	**4,232**	**6.60%**
5	Home BancShares Inc. (AR)(1)	80	4,193	6.54%
6	Regions Financial Corp. (AL)	85	3,923	6.12%
7	First Security Bancorp (AR)	79	3,923	6.12%
8	BancorpSouth Bank (MS)	43	1,652	2.58%
9	First Bank Corp (AR)	26	1,354	2.11%
10	Bear State Financial Inc. (AR)	30	1,291	2.01%
	Total For Institutions in Market	**1,341**	**$ 64,098**	**100.00%**

Tennessee				
Rank	Institution (ST)	Branches	Market Deposits	Deposit Market Share
1	First Horizon National Corp. (TN)	201	$ 22,935	15.54%
2	Regions Financial Corp. (AL)	221	18,659	12.64%
3	SunTrust Banks Inc. (GA)	122	13,651	9.25%
4	Bank of America Corp. (NC)	58	11,459	7.77%
5	Pinnacle Financial Partners (TN)	47	9,659	6.55%
6	FB Financial Corp. (TN)	62	3,567	2.42%
7	U.S. Bancorp (MN)	103	3,221	2.18%
8	Franklin Financial Network Inc (TN)	12	2,760	1.87%
9	BB&T Corp. (NC)	46	2,713	1.84%
10	Wilson Bank Holding Co. (TN)	27	2,022	1.37%
11	**Simmons First National Corp. (AR)(1)**	**44**	**1,999**	**1.35%**
	Total For Institutions in Market	**2,100**	**$ 147,560**	**100.00%**

Texas				
Rank	Institution (ST)	Branches	Market Deposits	Deposit Market Share
1	JPMorgan Chase & Co. (NY)	591	$ 178,924	24.30%
2	Bank of America Corp. (NC)	371	117,617	15.97%
3	Wells Fargo & Co. (CA)	653	72,074	9.79%
4	BBVA	341	36,212	4.92%
5	Cullen/Frost Bankers Inc. (TX)	145	25,666	3.49%
6	Texas Capital Bancshares Inc. (TX)	13	17,506	2.38%
7	Prosperity Bancshares Inc. (TX)	247	15,330	2.08%
8	Zions Bancorp. (UT)	76	10,864	1.48%
9	Capital One Financial Corp. (VA)	93	10,606	1.44%
10	Comerica Inc. (TX)	122	9,511	1.29%
39	**Simmons First National Corp. (AR)(1)**	**20**	**1,991**	**0.27%**
	Total For Institutions in Market	**6,450**	**$ 736,328**	**100.00%**

(1) Branch counts as of December 31, 2017.

Source: S&P Global Market Intelligence

16

2017 Deposit Market Share

$ in millions

Oklahoma

Rank	Institution (ST)	Branches		Market Deposits	Deposit Market Share
1	BOK Financial Corp. (OK)	52	$	12,027	13.99%
2	BancFirst Corp. (OK)	115		6,630	7.71%
3	Midland Financial Co. (OK)	53		5,032	5.85%
4	Arvest Bank Group Inc. (AR)	93		4,904	5.70%
5	Bank of America Corp. (NC)	27		4,280	4.98%
6	JPMorgan Chase & Co. (NY)	29		4,251	4.94%
7	Durant Bancorp Inc. (OK)	32		2,406	2.80%
8	RCB Holding Co. (OK)	40		2,124	2.47%
9	Prosperity Bancshares Inc. (TX)	19		1,772	2.06%
10	**Simmons First National Corp. (AR)(1)**	**17**		**1,625**	**1.89%**
	Total For Institutions in Market	**1,347**	**$**	**85,992**	**100.0%**

Missouri

Rank	Institution (ST)	Branches		Market Deposits	Deposit Market Share
1	U.S. Bancorp (MN)	231	$	17,736	10.73%
2	Bank of America Corp. (NC)	75		15,795	9.56%
3	Toronto-Dominion Bank	1		15,593	9.44%
4	Commerce Bancshares Inc. (MO)	110		15,226	9.21%
5	UMB Financial Corp. (MO)	49		12,291	7.44%
6	Central Bancompany Inc. (MO)	123		8,458	5.12%
7	TIAA Board of Overseers (NY)	1		3,825	2.31%
8	Enterprise Financial Services (MO)	25		3,172	1.92%
9	Great Southern Bancorp Inc. (MO)	68		2,473	1.50%
10	Regions Financial Corp. (AL)	57		2,452	1.48%
25	**Simmons First National Corp. (AR)(1)**	**27**		**995**	**0.60%**
	Total For Institutions in Market	**2,291**	**$**	**165,237**	**100.00%**

Kansas

Rank	Institution (ST)	Branches		Market Deposits	Deposit Market Share
1	Bank of America Corp. (NC)	30	$	5,668	7.74%
2	Capitol Federal Financial Inc (KS)	43		5,345	7.30%
3	Commerce Bancshares Inc. (MO)	45		3,825	5.23%
4	INTRUST Financial Corp. (KS)	38		3,504	4.79%
5	U.S. Bancorp (MN)	37		2,690	3.67%
6	Valley View Bancshares Inc. (KS)	27		1,789	2.44%
7	UMB Financial Corp. (MO)	20		1,603	2.19%
8	Emprise Financial Corp. (KS)	38		1,457	1.99%
9	Fidelity Financial Corp. (KS)	14		1,447	1.98%
10	CrossFirst Bankshares Inc. (KS)	2		1,239	1.69%
71	**Simmons First National Corp. (AR)(1)**	**7**		**212**	**0.29%**
	Total For Institutions in Market	**1,446**	**$**	**73,195**	**100.00%**

Colorado

Rank	Institution (ST)	Branches		Market Deposits	Deposit Market Share
1	Wells Fargo & Co. (CA)	159	$	31,779	24.06%
2	FirstBank Holding Co. (CO)	100		14,784	11.20%
3	U.S. Bancorp (MN)	155		14,620	11.07%
4	JPMorgan Chase & Co. (NY)	115		12,878	9.75%
5	BNP Paribas	75		4,539	3.44%
6	KeyCorp (OH)	59		4,196	3.18%
7	Guaranty Bancorp (CO)	32		2,914	2.21%
8	Alpine Banks of Colorado (CO)	41		2,892	2.19%
9	Lauritzen Corp. (NE)	27		2,694	2.04%
10	Zions Bancorp. (UT)	37		2,646	2.00%
106	**Simmons First National Corp. (AR)(1)**	**3**		**47**	**0.04%**
	Total For Institutions in Market	**1,472**	**$**	**132,055**	**100.00%**

(1) Branch counts as of December 31, 2017.

Source: S&P Global Market Intelligence

17

Treasury / Agency 4.7% Fixed MBS (Agency) 20.8% Floating MBS (Agency) 9.1% CMO 32.8% Municipal 23.4% Corporate 0.0% Other 9.2% (1) As of December 31, 2017 Investment Portfolio (1) 18 Book Market Par ($M) Price Yield Price Yield Duration Treasury / Agency 84.25$ 99.82$ 1.64% 98.36$ 2.14% 2.57 Fixed MBS (Agency) 373.45 103.63 2.39% 101.83 2.71% 4.20 Floating MBS (Agency) 162.73 103.98 2.35% 103.51 2.47% 1.02 CMO 586.73 102.65 2.20% 100.57 2.73% 3.44 Municipal 419.05 103.92 3.72% 104.86 2.54% 3.19 Corporate 0.10 100.00 2.60% 98.99 3.21% 1.67 Other 165.10 103.61 2.07% 102.31 2.31% 2.79 Total 1,791.40$ 103.23$ 2.57% 102.16$ 2.59% 3.22

(45.0%) (35.0%) (25.0%) (15.0%) (5.0%) 5.0% 15.0% 25.0% 35.0% 45.0% -400 -300 -200 -100 Level +100 +200 +300 +400 % EVE Change Policy Rnage $30.00 $35.00 $40.00 $45.00 $50.00 $55.00 $60.00 Level Rates +200 bps -200 bps (25.0%) (15.0%) (5.0%) 5.0% 15.0% 25.0% -400 -300 -200 -100 Level +100 +200 +300 +400 % NII Change Policy Range (1) The tables reflect the estimated impact of changes in interest rates based on the Company’s interest rate sensitivity model. Ac tual realized changes depend on a number of factors and, as a result, actual results could differ from the estimates in these tables. Interest Rate Risk (1) 19 % CHANGE IN NII – YEAR 1 % CHANGE IN EVE 24 MONTH NET INTEREST INCOME SIMULATION

(1) As of December 31, 2017. (2) Includes credit card, indirect, and equipment finance (nationwide). 20 Loan Portfolio (1) TOTAL LOAN PORTFOLIO $10.8 billion Agriculture 1.4% Credit Card 1.7% Consumer 3.1% Construction 12.0% Commercial 16.8% Single Family Residential 17.9% Commercial Real Estate 45.3% Other 1.7% Total % of $ in billions Loans Total Southeast Division 4.9$ 45.9% Southwest Division 2.4 22.1% North Texas Division 2.4 22.1% Other⁽²⁾ 1.1 9.9% % of Re-Pricing Total Variable, Adj. or Fixed < 1 Yr. Maturity 53% Fixed Rate 47% % of CRE-Loans Total Owner Occupied 27% Non-Owner Occupied 73% PORTFOLIO MIX

Texas 25.2% Arkansas 25.1% Tennessee 17.5% Missouri 13.3% Oklahoma 8.0% Other States 11.0% CRE Concentrations & Geographic Composition (1) As of December 31, 2017. (2) Includes Bank SNB and Southwest Bank. Commercial Real Estate (1) 21 $ in millions Funded Unfunded Total Category Amount Amount Committed Construction and Land Development 1,302$ 1,362$ 2,664$ Office and Retail (non-owner occupied) 1,079 60 1,138 Healthcare (including assisted living) 516 36 552 Hotel 587 7 595 Multi-family 480 22 502 CRE Concentration Bank⁽²⁾ Consolidated % of Capital Reported Reported Pro Forma C&D 91% 93% 82% CRE 321% 328% 288% CRE Concentration Bank⁽²⁾ Consolidated % of Capital (Including Loan Discount) Reported Reported Pro Forma C&D 86% 93% 77% CRE 302% 329% 273% CRE BY LOCATION

22 Loan Growth Linked Quarter Growth On a linked - quarter basis (December 31, 2017 compared to September 30, 2017), total loans increased $4.5 billion, or 71.0%. The increase was due to: ▪ $4.2 billion increase in loans acquired on October 19 th ▪ $193 million net increase in loans at Southwest Bank since holding company merger ▪ $54 million net increase in loans at Bank SNB since holding company merger ▪ $118 million net increase in loans at Simmons Bank ▪ $26 million decrease in liquidating portfolio (indirect lending and consumer finance) ▪ $65 million decrease from seasonal agricultural loan payoffs Quarter-over-Quarter Growth Linked Quarter GrowthQ4 Q4 Change Change Q3 Q4 Change Change $ in millions 2016 2017 $ % 2017 2017 $ % Legacy Loans, including acquired migrated 4,327$ 5,706$ 1,379$ 31.87% 5,211$ 5,706$ 495$ 9.50% Acquired Loans, net of discounts 1,306 5,074 3,768 288.51% 1,092 5,074 3,982 364.65% Total Loans, net of discounts 5,633$ 10,780$ 5,147$ 91.37% 6,303$ 10,780$ 4,477$ 71.03%

(1) Excludes acquired loans. (2) Source: S&P Global Market Intelligence, all US Banks as of December 31, 2017. (3) Excluding credit card net charge - offs. 23 Credit Quality: Legacy Loan Portfolio (1) "Great Recession" 2017 Non-Performing Loans 2008 2009 2010 2011 2012 2013 2014 2015 2016 Q1 Q2 Q3 Q4 SFNC 0.81% 1.35% 1.98% 1.74% 1.42% 1.07% 0.74% 0.68% 1.16% 1.38% 1.32% 1.23% 0.93% All US Banks⁽²⁾ 2.38% 4.77% 4.68% 4.13% 3.56% 2.89% 2.28% 1.82% 1.64% 1.58% 1.49% 1.43% 0.97% 2017 Non-Performing Assets 2008 2009 2010 2011 2012 2013 2014 2015 2016 Q1 Q2 Q3 Q4 SFNC 0.64% 1.12% 1.71% 1.52% 1.61% 1.91% 1.30% 0.89% 0.93% 1.05% 1.02% 1.01% 0.57% All US Banks⁽²⁾ 1.34% 2.38% 2.37% 2.04% 1.73% 1.40% 1.10% 0.92% 0.83% 0.79% 0.75% 0.72% 0.71% 2017 Net Charge-Offs 2008 2009 2010 2011 2012 2013 2014 2015 2016 Q1 Q2 Q3 Q4 SFNC 0.43% 0.59% 0.71% 0.49% 0.40% 0.27% 0.30% 0.24% 0.40% 0.18% 0.21% 0.25% 0.35% SFNC⁽³⁾ 0.30% 0.38% 0.52% 0.30% 0.26% 0.15% 0.20% 0.16% 0.35% 0.11% 0.15% 0.20% 0.31% All US Banks⁽²⁾ 1.70% 2.91% 2.95% 1.81% 1.26% 0.77% 0.54% 0.47% 0.48% 0.51% 0.48% 0.47% 0.47%

Asset Quality & Legacy vs. Acquired 24 Asset Quality & Credit $ in millions Legacy Acquired Total Total Loans 5,706$ 5,074 10,780$ Classified Loans 82.2$ 93.4 175.6$ % of Total Loans 1.44% 1.84% 1.63% NPLs 46.2$ 45.9 92.0$ % of Total Loans 0.81% 0.90% 0.85% $ in millions Dec 31, '17 Total Assets 15,056$ Total Loans 10,780 Classified Loans 175.6$ % Total Loans 1.63% NPLs 92.0$ % Total Loans 0.85% OREO 32.1$ NPAs 112.7$ % Total Assets 0.75%

25 Credit Quality: Loan & Credit Coverage Upon acquisition of a portfolio, all loans are considered acquired and have a credit mark (loan discount) in place to cover potential exposure . When an acquired, non - impaired loan is renewed or otherwise is re - underwritten for a formal modification or change in terms, the loan is then considered as a legacy credit (migrated loan) and is expected to conform to current policy guidelines . Acquired, impaired loans remain in the acquired pools for the life of the loan regardless of renewal or modification status . Migrated loans that convert to the legacy portfolio are considered to be of acceptable risk to the bank and are subject to ALLL methodology . As with newly originated loans, acceptable credit risk loans require a lower ALLL allocation than those with a higher level of risk . Therefore, our ALLL to total loans ratio has declined, as the quality of loans subject to our ALLL methodology has improved . When acquired loan credit mark is included, our total coverage ratio remains over 1 . 20% . Acquired Loan Migration Actual $ in millions Dec 31, '17 Coverage Legacy Loan Portfolio 5,706$ Allowance for Loan Loss (41.7) 0.73% Loans acquired 5,074$ Loan discount / acquired ALLL (89.7) 1.77% Total Loans, before discounts 10,780$ Total allowance for loan loss and loan discount (131.4) 1.22%

OREO / Continuing Impact of Acquired OREO 26 Asset Quality & Credit ▪ For acquired banks, totals represent: – Properties held in OREO at merger date, which represent former loan collateral – Properties which were collateral for problem loans marked as impaired by SFNC at merger date – Former bank branches which were closed at or before merger date – Unused branch sites held by bank at merger date ▪ Only 19.6% of total OREO ($6.3 million of $32.1 million) originated from SFNC’s legacy and post - acquisition lending activities % of $ in millions Dec 31, '17 Total Problem Loan Collateral, Acquired 16.0$ Closed Branches, Acquired 5.0 Foreclosed Assets, Acquired 21.0 65.5% Problem Loan Collateral, Legacy 6.3 Closed Branches, Legacy 4.8 Foreclosed Assets, Legacy 11.1 34.5% Total Foreclosed Assets 32.1$ 100.0%

$ in millions 27 Projected Purchase Accounting Accretion & Loan Discount HISTORICAL LOAN DISCOUNT BALANCE & ACCRETION INCOME 2018 ESTIMATED SCHEDULED ACCRETION $112.0 $114.1 $77.2 $55.7 $35.5 $89.3 $17.3 $39.6 $37.5 $46.1 $24.3 $27.8 $- $10.0 $20.0 $30.0 $40.0 $50.0 $- $20.0 $40.0 $60.0 $80.0 $100.0 $120.0 2012 2013 2014 2015 2016 2017 Loan Discount Balance Accretion Income $8.5 $6.4 $5.4 $4.7 Q1 Q2 Q4 Q3 FY18 $25.0

(75.0%) (50.0%) (25.0%) 0.0% 25.0% 50.0% 75.0% 100.0% 125.0% 150.0% 175.0% 200.0% 225.0% Dividend + Stock Appreciation (12/31/07 – 03/13/18) Note: Stock Price $30.60 as of March 13, 2018. Per share information has been adjusted to reflect the effects of the Company’s two - for - one stock split, which occurred on February 8, 2018. Source: S&P Global Market Intelligence 28 Long - term Shareholder Return SFNC 197.9% SNL Mid Cap Bank 23.5%

▪ “Table Stakes” – Asset Quality – Regulatory Compliance ▪ Multiple paths to potential above - average earnings growth – M&A accretion, cost savings and revenue enhancements – Continued efficiency initiatives – Organic legacy loan growth ▪ Experienced and deep management ▪ Exceptional balance sheet ▪ Consistent historical earnings performance ▪ Attractive dividend yield and total shareholder return 29 Why Simmons First? Committed to delivering a sophisticated and diverse range of products with the service level of a community bank

Appendix 30

Proposed Offering

New Subordinated Debt Analysis

$ in millions Instrument	Maturity	Terms	Current Interest Rate[1]	Outstanding Dec 31, '17	Pro Forma Amount	Expected Pay-off Date
Notes Payable	10/15/20	Fixed	3.85%	$ 43.4		3/31/18
Revolving LOC	10/5/18	Variable	3.29%	75.0		3/31/18
Subordinated Debt	9/30/23	Variable	6.00%	18.4		9/30/18
TruPS 3MO LIBOR + 2.80%	12/30/33	Variable	4.95%	20.6		6/30/18
TruPS 3MO LIBOR + 2.88%	12/5/33	Variable	5.03%	5.2		6/30/18
TruPS 3MO LIBOR + 2.00%	10/18/34	Variable	4.15%	5.1		7/18/18
TruPS 3MO LIBOR + 3.10%	6/26/33	Variable	5.25%	20.6		6/26/18
TruPS 3MO LIBOR + 2.85%	10/7/33	Variable	5.00%	25.8		7/7/18
TruPS 3MO LIBOR + 2.00%	9/15/37	Variable	4.15%	8.2		6/15/18
Holding Co. Debt (anticipated to be paid-off)				**$ 222.3**		
TruPS 3MO LIBOR + 1.57%	6/6/37	Variable	3.72%	$ 10.3	$ 10.3	
TruPS 3MO LIBOR + 1.75%	6/30/35	Variable	3.90%	9.3	9.3	
TruPS 3MO LIBOR + 1.37%	9/15/37	Variable	3.52%	10.3	10.3	
TruPS 3MO LIBOR + 1.45%	12/15/35	Variable	3.60%	6.7	6.7	
New Sub Debt Offering	Mar 2028	5 Fixed / 5 Var.	NA	NA	300.0	
Total Holding Company Debt				**$ 258.9**	**$ 336.6**	
Incremental Holding Co. Debt (available for general corporate purposes)					**$ 77.7**	

(1) Source: Bloomberg. Current interest rate for the revolving line of credit derived using 1-month LIBOR rate of 1.79%. Current interest rate for all TruPS derived using 3-month LIBOR rate of 2.15%. Published on March 15, 2018.

31

Double Leverage Ratio & Interest Coverage

$ in millions

Double Leverage Ratio[1]	Q1-17	Q2-17	Q3-17	Q4-17
Equity Investment in Subsidiaries	$ 1,167	$ 1,253	$ 1,270	$ 2,300
Consolidated Equity	1,171	1,234	1,257	2,085
Double Leverage Ratio	***99.7%***	***101.5%***	***101.0%***	***110.3%***

Debt Service Coverage	Q4-16	Q1-17	Q2-17	Q3-17	Q4-17	Pro Forma Q4-17
Total Deposit Interest	$ 4.1	$ 4.2	$ 4.8	$ 6.0	$ 12.7	$ 12.7
Other Borrowing Interest	1.7	1.8	2.3	2.6	5.6	6.6
Total Interest Expense	5.7	6.0	7.1	8.7	18.3	19.3
Amortization of HoldCo Note	1.1	1.1	1.1	1.1	1.2	-
Total Debt Service	6.8	7.2	8.2	9.8	19.5	19.3
Pre-Tax Income (GAAP)	$ 39.4	$ 31.8	$ 34.1	$ 43.5	$ 45.5	$ 44.4
Debt Service Coverage (including deposit expense)	**6.59 x**	**5.29 x**	**5.01 x**	**5.34 x**	**3.27 x**	**3.30 x**
Debt Service Coverage (excluding deposit expense)	**14.74 x**	**11.37 x**	**10.68 x**	**12.31 x**	**7.51 x**	**7.70 x**
Pre-Tax Income (Core)	$ 42.3	$ 32.5	$ 40.2	$ 41.0	$ 64.6	$ 63.6
Debt Service Coverage (including deposit expense)	**7.02 x**	**5.38 x**	**5.75 x**	**5.08 x**	**4.25 x**	**4.29 x**
Debt Service Coverage (excluding deposit expense)	**15.79 x**	**11.60 x**	**12.46 x**	**11.64 x**	**10.33 x**	**10.58 x**

(1) The Company does not currently plan to downstream any amount of the subordinated debt to its subsidiaries, thus not affecting the double leverage ratio.

Note: Core excludes non-core income and expense items (e.g. merger related cost and branch rightsizing cost). Core NIM excludes interest purchase accounting interest accretion. Core results are non-GAAP measurements. See Appendix for non-GAAP reconciliations.

32

Financial Highlights

2017 YTD Results *$ in millions, except per share data*	2016 Earnings	2017 Earnings	Change $	Change %	2016 Diluted EPS	2017 Diluted EPS	Change $	Change %
GAAP Results	$ 96.79	$ 92.94	$ (3.85)	(4.0%)	$ 1.56	$ 1.33	$ (0.23)	(14.7%)
Non-Core Items	4.62	14.64	10.02	216.9%	0.08	0.21	0.13	162.5%
SAB 118 Adjustment[1]	-	11.47	11.47	NA	-	0.16	0.16	NA
Non-GAAP Core Results	$ 101.41	$ 119.05	$ 17.64	17.4%	$ 1.64	$ 1.70	$ 0.06	3.7%
ROA	1.25%	0.92%						
Core ROA	1.31%	1.18%						
ROTCE	13.92%	11.26%						
Core ROTCE	14.56%	14.28%						
Efficiency Ratio[2]	56.32%	55.27%						
NIM	4.19%	4.07%						
Core NIM	3.83%	3.76%						

Q4-2017 QTD Results *$ in millions, except per share data*	Q4-16 Earnings	Q4-17 Earnings	Change $	Change %	Q4-16 Diluted EPS	Q4-17 Diluted EPS	Change $	Change %
GAAP Results	$ 26.97	$ 18.90	$ (8.07)	(29.9%)	$ 0.43	$ 0.22	$ (0.21)	(49.4%)
Non-Core Items	1.78	11.64	9.86	554.2%	0.03	0.13	0.10	333.3%
SAB 118 Adjustment[1]	-	11.47	11.47	NA	-	0.13	0.13	NA
Non-GAAP Core Results	$ 28.75	$ 42.02	$ 13.27	46.1%	$ 0.46	$ 0.48	$ 0.02	4.4%
ROA	1.29%	0.54%						
Core ROA	1.38%	1.20%						
ROTCE	14.71%	7.53%						
Core ROTCE	15.65%	15.97%						
Efficiency Ratio[2]	55.47%	51.36%						
NIM	4.12%	4.21%						
Core NIM	3.76%	3.70%						

Note: Per share information has been prospectively adjusted to reflect the effects of the Company's two-for-one stock split, which will be payable February 8, 2018.
Note: Core excludes non-core income and expense items (e.g. merger related cost and branch rightsizing cost). Core NIM excludes interest purchase accounting interest accretion. Core results are non-GAAP measurements. See Appendix for non-GAAP reconciliations.
(1) Tax adjustment to revalue deferred tax assets and liabilities to account for future impact for lower corporate tax rates resulting from the "Tax Cuts and Jobs Act," signed into law December 22, 2017.
(2) Efficiency ratio is non-interest expense before foreclosed property expense and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and non-interest revenues, excluding gains and losses from securities transactions and non-core items. See Appendix for non-GAAP reconciliations.

33

Non-GAAP Reconciliations

Reconciliation Of Non-GAAP Financial Measures *$ in thousands*	2015	2016	2017	Q4 2016	Q4 2017
Calculation of Core Return on Average Assets					
Net income available to common stockholders	$ 74,107	$ 96,790	$ 92,940	$ 26,971	$ 18,903
Net non-core items, net of taxes, adjustment	15,515	4,619	26,109	1,780	23,115
Core earnings	$ 89,622	$ 101,409	$ 119,049	$ 28,751	$ 42,018
Average total assets	$ 7,164,788	$ 7,760,233	$ 10,074,951	$ 8,308,458	$ 13,897,778
Return on average assets	1.03%	1.25%	0.92%	1.29%	0.54%
Core return on average assets	1.25%	1.31%	1.18%	1.38%	1.20%
Calculation of Return on Tangible Common Equity					
Net income available to common stockholders	$ 74,107	$ 96,790	$ 92,940	$ 26,971	$ 18,903
Amortization of intangibles, net of taxes	2,972	3,611	4,659	932	1,725
Total income available to common stockholders	$ 77,079	$ 100,401	$ 97,599	$ 27,903	$ 20,628
Net non-core items, net of taxes	15,515	4,619	26,109	1,780	23,115
Core earnings	89,622	101,409	119,049	28,751	42,018
Amortization of intangibles, net of taxes	2,972	3,611	4,659	932	1,725
Total core income available to common stockholders	$ 92,594	$ 105,020	$ 123,708	$ 29,683	$ 43,743
Average common stockholders' equity	$ 938,521	$ 1,105,775	$ 1,390,815	$ 1,156,933	$ 1,931,804
Average intangible assets:					
Goodwill	(281,133)	(332,974)	(455,453)	(348,597)	(731,661)
Other intangibles	(42,104)	(51,710)	(68,896)	(53,646)	(113,770)
Total average intangibles	(323,237)	(384,684)	(524,349)	(402,243)	(845,431)
Average tangible common stockholders' equity	$ 615,284	$ 721,091	$ 866,466	$ 754,690	$ 1,086,373
Return on average common equity	7.90%	8.75%	6.68%	9.27%	3.88%
Return on tangible common equity (non-GAAP)	12.53%	13.92%	11.26%	14.71%	7.53%
Core return on average common equity (non-GAAP)	9.55%	9.17%	8.56%	9.89%	8.63%
Core return on tangible common equity (non-GAAP)	15.05%	14.56%	14.28%	15.65%	15.97%

34

Non-GAAP Reconciliations

Reconciliation of Non-GAAP Financial Measures													
$ in thousands		2013		2014		2015		2016		2017		Q4 2016		Q4 2017
Calculation of Core Earnings														
Net Income	$	23,231	$	35,688	$	74,107	$	96,790	$	92,940	$	26,971	$	18,903
Non-core items														
Early termination agreements (temp)		-		-		2,209		-		-		-		-
Gain on sale of Merchant services		-		(1,000)		-		-		-		-		-
Gain on sale of banking operations		-		-		(2,110)		-		-		-		-
Gain from early retirement of TRUPS		-		-		-		(594)		-		-		-
Gain on sale of P&C insurance business		-		-		-		-		(3,708)		-		-
Loss on FDIC LS termination/Gain on FDIC-assisted trans		-		-		7,476		-		-		-		-
Donation to Simmons Foundation		-		-		-		-		5,000		-		5,000
Merger related costs		6,376		7,470		13,760		4,835		21,923		2,846		14,044
Change-in-control payments		-		885		-		-		-		-		-
(Gain) loss on sale of securities		193		-		-		-		-		-		-
Branch right sizing		641		(3,059)		3,144		3,359		169		83		116
Charter consolidation costs		-		652		-		-		-		-		-
Tax Effect(1)		(2,829)		(1,929)		(8,964)		(2,981)		(8,746)		(1,149)		(7,516)
Net non-core items (before SAB 118 adjustment)		4,381		3,019		15,515		4,619		14,638		1,780		11,644
SAB 118 adjustment(2)		-		-		-		-		11,471		-		11,471
Core earnings (non-GAAP)	$	27,612	$	38,707	$	89,622	$	101,409	$	119,049	$	28,751	$	42,018

(1) Effective tax rate of 39.225%, adjusted for non-deductible merger related costs and deferred tax items from the sale of P&C insurance lines of business.

(2) Tax adjustment to revalue deferred tax assets and liabilities to account for the future impact of lower corporate tax of 26.135%.

35

Note: Per share information has been adjusted to reflect the effects of the Company’s two - for - one stock split, which occurred on February 8, 2018. (1) Effective tax rate of 39.225%, adjusted for non - deductible merger related costs and deferred tax items from the sale of P&C insu rance lines of business. (2) Tax adjustment to revalue deferred tax assets and liabilities to account for the future impact of lower corporate tax of 26.1 35% . 36 Non - GAAP Reconciliations Reconciliation of Non-GAAP Financial Measures Q4 Q4 $ per Share 2013 2014 2015 2016 2017 2016 2017 Calculation of Diluted Earnings per Share (EPS) Diluted earnings per share 0.71$ 1.05$ 1.31$ 1.56$ 1.33$ 0.43$ 0.22$ Non-core items Early termination agreements (temp) - - 0.04 - - - - Gain on sale of Merchant services - (0.03) - - - - - Gain on sale of banking operations - - (0.04) - - - - Gain from early retirement of TRUPS - - - (0.01) - - - Gain on sale of P&C insurance business - - - - (0.04) - - Loss on FDIC LS termination/Gain on FDIC-assisted transactions - - 0.14 - - - - Donation to Simmons Foundation - - - - 0.07 - 0.06 Merger related costs 0.19 0.22 0.25 0.08 0.31 0.05 0.16 Change-in-control payments - 0.03 - - - - - (Gain) loss on sale of securities 0.01 - - - - - - Branch right sizing 0.02 (0.08) 0.06 0.06 - - - Charter consolidation costs - 0.02 - - - - - Tax effect⁽¹⁾ (0.09) (0.07) (0.17) (0.05) (0.13) (0.02) (0.09) Net non-core items (before SAB 118 adjustment) 0.13 0.09 0.28 0.08 0.21 0.03 0.13 SAB 118 adjustment⁽²⁾ - - - - 0.16 - 0.13 Diluted core earnings per share (non-GAAP) 0.84$ 1.14$ 1.59$ 1.64$ 1.70$ 0.46$ 0.48$ Stock Price as of 12/31/2017 28.55$ Price / 2017 EPS 21.5 x Price / 2017 Core EPS 16.8 x

37 Non - GAAP Reconciliations Reconciliation of Non-GAAP Financial Measures Q4 Q1 Q2 Q3 Q4 $ in thousands 2016 2017 2017 2017 2017 Calculation of Pre-tax Income - Core Pre-tax Income 39,386$ 31,811$ 34,125$ 43,530$ 45,457$ Non-core items Gain on sale of P&C insurance business - - - (3,708) - Donation to Simmons Foundation - - - - 5,000 Merger related costs 2,846 524 6,603 752 14,044 Branch right sizing 83 154 (536) 435 116 Pre-tax Income - Core (non-GAAP) 42,315$ 32,489$ 40,192$ 41,009$ 64,617$

Non-GAAP Reconciliations

Reconciliation Of Non-GAAP Financial Measures *$ in thousands*	2015	2016	2017	Q4 2016	Q4 2017
Calculation of Efficiency Ratio					
Non-interest expense	$ 256,970	$ 255,085	$ 312,379	$ 66,725	$ 108,490
Non-core non-interest expense adjustment	(18,747)	(8,435)	(27,357)	(2,995)	(19,160)
Other real estate and foreclosure expense adjustment	(4,861)	(4,389)	(3,042)	(669)	(865)
Amortization of intangibles adjustment	(4,889)	(5,942)	(7,666)	(1,533)	(2,839)
Efficiency ratio numerator	$ 228,473	$ 236,319	$ 274,314	$ 61,528	$ 85,626
Net-interest income	$ 278,595	$ 279,206	$ 354,930	$ 74,328	$ 126,919
Non-interest income	94,661	139,382	138,765	36,115	36,629
Non-core non-interest income adjustment	5,731	(835)	(3,972)	(66)	-
Fully tax-equivalent adjustment	8,517	7,722	7,723	1,994	1,925
(Gain) loss on sale of securities	(307)	(5,848)	(1,059)	(1,445)	1,243
Efficiency ratio denominator	$ 387,197	$ 419,627	$ 496,387	$ 110,926	$ 166,716
Efficiency ratio[1]	59.01%	56.32%	55.27%	55.47%	51.36%

(1) Efficiency ratio is noninterest expense before foreclosed property expense and amortization of intangibles as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains and losses from securities transactions and non-core items.

38

Note: Per share information has been adjusted to reflect the effects of the Company’s two - for - one stock split, which occurred on February 8, 2018. 39 Non - GAAP Reconciliations Reconciliation Of Non-GAAP Financial Measures Q4 Q4 $ in thousands 2015 2016 2017 2016 2017 Calculation of Core Net Interest Margin Net interest income 278,595$ 279,206$ 354,930$ 74,328$ 126,919$ Fully tax-equivalent adjustment 8,517 7,722 7,723 1,994 1,925 Fully tax-equivalent net interest income 287,112 286,928 362,653 76,322 128,844 Total accretable yield (46,131) (24,257) (27,793) (6,552) (15,684) Core net interest income 240,981$ 262,671$ 334,860$ 69,770$ 113,160$ Average earning assets 6,305,966$ 6,855,322$ 8,908,418$ 7,373,236$ 12,145,003$ Net interest margin 4.55% 4.19% 4.07% 4.12% 4.21% Core net interest margin (non-GAAP) 3.82% 3.83% 3.76% 3.76% 3.70% Calculation of Tangible Book Value per Share Dec 31, '17 Total common stockholders' equity 2,084,564$ Total intangibles (948,722) Tangible common stockholders' equity 1,135,842$ Shares of common stock outstanding 92,029,118 Book value per common share 22.65$ Tangible book value per common share (non-GAAP) 12.34$ Stock Price as of 12/31/2017 28.55$ Price / Book Value per Share 126.0% Price / Tangible Book Value per Share 231.4%

40 Non - GAAP Reconciliations Reconciliation of Non-GAAP Financial Measures Q4 Q4 $ in thousands 2015 2016 2017 2016 2017 Calculation of Tangible Common Equity to Tangible Assets Ratio Total stockholders' equity 1,076,855$ 1,151,111$ 2,084,564$ 1,156,933$ 1,931,804$ Preferred stock (30,852) - - - - Total common stockholders' equity 1,046,003 1,151,111 2,084,564 1,156,933 1,931,804 Intangible assets: Goodwill (327,686) (348,505) (842,651) (348,597) (731,661) Other intangible assets (53,237) (52,959) (106,071) (53,646) (113,770) Total intangibles (380,923) (401,464) (948,722) (402,243) (845,431) Tangible common stockholders' equity 665,080$ 749,647$ 1,135,842$ 754,690 1,086,373 Total assets 7,559,658$ 8,400,056$ 15,055,806$ 8,308,458 13,897,778 Intangible assets: Goodwill (327,686) (348,505) (842,651) (348,597) (731,661) Other intangible assets (53,237) (52,959) (106,071) (53,646) (113,770) Total intangibles (380,923) (401,464) (948,722) (402,243) (845,431) Tangible assets 7,178,735$ 7,998,592$ 14,107,084$ 7,906,215$ 13,052,347$ Ratio of equity to assets 14.24% 13.70% 13.85% 13.92% 13.90% Ratio of tangible common equity to tangible assets 9.26% 9.37% 8.05% 9.55% 8.32%

41